Exhibit 99.1
Microsemi Acquires Defense & Security Business from Endwave Corporation
Combination Extends Next-Generation Defense Electronics Offering to Additional
Markets
IRVINE, Calif., April 30, 2009 — Microsemi Corporation (Nasdaq: MSCC), a leading manufacturer of high performance analog mixed signal integrated circuits and high reliability semiconductors, and Endwave Corporation (Nasdaq: ENWV), a leading provider of high-frequency RF solutions for mobile communications markets, today announced that Microsemi has acquired Endwave’s defense electronics and security (D&S) business.
Microsemi intends to combine Endwave’s high-frequency product portfolio with its own, creating one of the leading high-reliability RF product offerings in the market today and covering the technology spectrum up to 100 GHz. In recent years, Endwave’s D&S group has developed many innovative, state of the art products and has won several contracts to supply these products on major systems projects with many current Microsemi customers such as Boeing, Cobham, L3, Lockheed Martin, Northrop Grumman, and Raytheon. This acquisition will expand opportunities for Microsemi in next-generation, high-growth defense electronics applications such as theater-wide video and voice communications, advanced radar systems, remote sensing and broadband transmission systems. In Homeland Security applications, the D&S group provides technologies for radar fencing, stand-off threat detection systems and advanced personnel screening portals.  Microsemi intends to expand the D&S business into new, related markets such as satellite and space, in which the D&S technology is a natural extension of Microsemi’s ongoing thrust into the marketplace.
Under the terms of the agreement, Microsemi is acquiring the D&S assets for a total equity value of $28 million in cash plus the assumption of specified liabilities. Microsemi expects the acquisition to be accretive immediately. After removing existing corporate overhead and other allocations, Microsemi believes the D&S business will be more profitable. Microsemi is immediately integrating the acquired D&S business into its existing RF operations such that it expects gross and operating margins to conform to its existing target model by the end of this calendar year.
“The combination of Microsemi’s and Endwave’s D&S product portfolios creates a strengthened high-reliability offering for the RF Defense & Security market,” said James J. Peterson, President and Chief Executive Officer of Microsemi Corporation. “Endwave’s industry-leading RF technology and its focus on emerging high-growth defense electronics and security applications makes it an excellent complement to Microsemi’s own product suite. We are delighted to add this incredible suite of technology and outstanding design engineers to our growing family of High-Reliability RF products.”

“Microsemi’s track record of performance, market leadership and a blue-chip customer base enable this industry-class D&S business to fulfill its vision,” said Ed Keible, Endwave’s CEO and President. “We have worked hard to build our D&S business, and we are extremely pleased that an industry leader like Microsemi can take it to the next level.”
About Microsemi
Microsemi Corporation, with corporate headquarters in Irvine, California, is a leading designer, manufacturer and marketer of high performance analog and mixed-signal integrated circuits and high reliability semiconductors. The company’s semiconductors manage and control or regulate power, protect against transient voltage spikes and transmit, receive and amplify signals.
Microsemi’s products include individual components as well as integrated circuit solutions that enhance customer designs by improving performance and reliability, battery optimization, reducing size or protecting circuits. The principal markets the company serves include implanted medical, defense/aerospace and satellite, notebook computers, monitors and LCD TVs, automotive and mobile connectivity applications. More information may be obtained by contacting the company directly or by visiting its website at http://www.microsemi.com.
The Microsemi Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=1233
About Endwave
Endwave Corporation designs, manufactures and markets RF solutions that enable the transmission, reception and processing of high-frequency signals in mobile communications networks. Endwave has 41 issued patents covering its core technologies including semiconductor and proprietary circuit designs. Endwave Corporation is headquartered in San Jose, CA, with operations in Salem, NH; and Chiang Mai, Thailand. Additional information about the company can be accessed from the company’s web site at http://www.endwave.com.
PLEASE READ THE FOLLOWING FACTORS THAT CAN MATERIALLY AFFECT MICROSEMI’S FUTURE RESULTS.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Any statements set forth in this news release that are not entirely historical and factual in nature, including without limitation statements concerning our guidance on Microsemi’s financial results, and the expected operational, technology, synergy, and other benefits of the acquisition, are forward-looking statements. These forward-looking statements are based on our current expectations and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. The potential risks and uncertainties include, but are not limited to, such factors as rapidly changing technology and product obsolescence, potential cost increases, variations in customer order preferences, weakness or competitive pricing environment of the marketplace, uncertain demand for and acceptance of the company’s products, adverse circumstances in any of our end markets, results of in-process or planned development or marketing and promotional campaigns, difficulties foreseeing future demand, potential non-realization of expected orders or non-realization of backlog, product returns, product liability, and other potential unexpected business and economic conditions or adverse changes in current or expected industry conditions, difficulties and costs of protecting patents and other proprietary rights, inventory obsolescence and difficulties regarding customer qualification of products. In addition to these factors and any other factors mentioned elsewhere in this news release, the reader should refer as well to the factors, uncertainties or risks identified in the company’s most recent Form 10-K and all subsequent Form 10-Q reports filed by Microsemi with the SEC. Additional risk factors may be identified from time to time in Microsemi’s future filings. The forward-looking statements included in this release speak only as of the date hereof, and Microsemi does not undertake any obligation to update these forward-looking statements to reflect subsequent events or circumstances.
Microsemi Contacts:
Microsemi Corporation
Financial Contact:
John W. Hohener, Vice President and CFO
(949) 221-7100
Investor Relations:
Robert C. Adams, Vice President Business Development
(949) 221-7100
Endwave Contact:
Mary McGowan
Summit IR Group Inc.
(408) 404-5401
mary@summitirgroup.com